Item 24. (b). Exhibit 4. iii.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

FIXED ACCOUNT FOR DOLLAR COST AVERAGING RIDER

This rider is attached to and modifies the Contract to which it is attached on the Issue Date shown on the Contract Schedule. In the case of a conflict with any provision in the Contract, the provisions of this rider will control.

The following definitions amend the DEFINITIONS section of the Contract:

DEFINITIONS

CONTRACT VALUE. The sum of your value in the Sub-Accounts and in the Fixed Account(s) during the Accumulation Phase.

FIXED ACCOUNT FOR DOLLAR COST AVERAGING. An investment option within the General Account which may be selected during the Accumulation Phase (hereinafter referred to as “DCA Fixed Account.”) The DCA Fixed Account is a fixed account from which assets are systematically transferred to any Sub-Account(s) you select.

FIXED ACCOUNT(S). DCA Fixed Account and any other fixed accounts we may offer.

The TRANSFERS DURING THE ACCUMULATION PHASE section of the Contract is amended by adding the following:

Except for scheduled DCA Fixed Account transfers, no transfers may be made from the DCA Fixed Account before the expiration of the DCA Fixed Account Term. DCA Fixed Account transfer payments will be made on the scheduled transfer payment dates. If a scheduled transfer payment date is not a Business Day, the transfer will be made on the next Business Day. Scheduled transfer payments may be made from the DCA Fixed Account to any available Sub-Accounts, but not to any other Fixed Account(s).

The WITHDRAWAL section under the WITHDRAWAL PROVISIONS of the Contract is amended by adding the following:

If you make a partial withdrawal during a DCA Fixed Account Term, such withdrawal will be made from the Sub-Accounts and Fixed Account(s) in the ratio that your value in each Sub-Account and Fixed Account(s) bears to your Contract Value, unless you direct us otherwise.

Partial Withdrawals from the Fixed Account(s) are calculated on a first-in, first-out basis, which means the oldest Purchase Payments are withdrawn first.

The following section is added to the Contract:

DCA FIXED ACCOUNT PROVISIONS

DCA FIXED ACCOUNT. During the Accumulation Phase, you may elect to have a Purchase Payment designated for allocation to the DCA Fixed Account. The DCA Fixed Account is part of our General Account.

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ESTABLISHING DCA FIXED ACCOUNT TERM. You must submit a Written Request and allocate a Purchase Payment to the DCA Fixed Account to establish a DCA Fixed Account Term. The minimum Purchase Payment to establish a DCA Fixed Account Term is shown on the Contract Schedule. We reserve the right to reject Purchase Payments into the DCA Fixed Account and discontinue offering the DCA Fixed Account.

SUBSEQUENT PURCHASE PAYMENTS. You may apply additional Purchase Payments to the current DCA Term. Those additional Purchase Payments will be added to the amount in the current DCA Term for the remaining period of the current DCA Term. No transfers may be made to the DCA Fixed Account from any other Fixed Account(s) or Sub-Account maintained under the Contract. We reserve the right to reject subsequent Purchase Payments into the DCA Fixed Account.

DCA FIXED ACCOUNT TERM. The term for the DCA Fixed Account will be for periods that will not exceed [twelve (12) months] beginning with receipt of a new Purchase Payment. Only one DCA Fixed Account Term may be operative at a time. If you elect to make an allocation to a DCA Fixed Account, but your Annuity Date will occur prior to the end of that DCA term, your DCA term will expire on your Annuity Date.

Your DCA Term will terminate:

•	if you withdraw the total Contract Value;

•	upon payment of the death benefit;

•	on your Annuity Date if you elect to make an allocation to the DCA Fixed Account, but your Annuity Date will occur prior to the end of that scheduled DCA Term;

•	if you apply your entire Contract Value to an Annuity Option; or

•	if we receive from you a Written Request or request over the telephone to terminate the program at our Service Center prior to the next transfer date.

DCA FIXED ACCOUNT VALUE. Unless specified otherwise, the DCA Fixed Account Value at any time is equal to:

1.	the Purchase Payments allocated to the DCA Fixed Account; plus

2.	the interest credited to that portion of the Contract Value attributable to the DCA Fixed Account; less

3.	any Contract Value transferred from the DCA Fixed Account; less

4.	any prior withdrawals of Contract Value from the DCA Fixed Account and any applicable charges; less

5.	applicable charges, fees or taxes.

DCA FIXED ACCOUNT INTEREST RATE. We determine the interest rate to be credited to the DCA Fixed Account at our sole discretion which will never be less than the Minimum Guaranteed Interest Rate appearing on the Contract Schedule for the Fixed Account. The interest rate will be guaranteed for the DCA Fixed Account Term. Interest will be credited daily on the remaining DCA Fixed Account Value.

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SUSPENSION OR DEFERRAL OF PAYMENTS. We reserve the right to suspend or postpone payments for a withdrawal or transfer from the DCA Fixed Account for a period of up to six months, subject to State Insurance Department approval, if applicable.

Signed for Massachusetts Mutual Life Insurance Company by:

[/s/ Pia Flanagan]	[/s/ Roger W. Crandall]

[SECRETARY]	[PRESIDENT]

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